Exhibit 10.2

**Confidential portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission (the “Commission”)**

RESEARCH FUNDING AND LICENSE AGREEMENT

This Research Funding and License Agreement is entered into as of this 31st day of January, 2016 (the “Effective Date”), by and between Therapix BioSciences Ltd., a company formed under the laws of Israel, having a place of business at 5 Azrieli Center (Square Tower), Tel Aviv 6702501 Israel (the “Company”) and Ramot at Tel Aviv University Ltd. having a place of business at Tel-Aviv University, Ramat Aviv, Tel Aviv 6139201, Israel (“Ramot”). Ramot and the Company shall each be referred to in this Agreement as a “Party” and together as the “Parties”.

WHEREAS:	the rights and title to “Service Inventions” as defined in Tel-Aviv University (“TAU”) Regulations for Inventions, Patents and their Commercialization, vest solely with Ramot; and

WHEREAS:	the Company wishes to fund research at TAU relating to ultra-low doses of THC for treating cognitive decline; and

WHEREAS:	the Company wishes to obtain an exclusive license in the Ramot Technology for the development and commercialization of Products (as both terms are defined herein); and

WHEREAS:	Ramot agrees to grant the Company such a license, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

“Affiliate” will mean, with respect to either party, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be deemed to exist when a person, organization or entity (i) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity.

“Calendar Quarter” will mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

“Calendar Year” will mean successive one year periods beginning on January 1 and ending on December 31 for so long as this Agreement is in effect.

“Consultation Results” will mean any and all Know-how developed or made by the Principal Investigator or any other faculty member, student or employee of TAU or Ramot in the performance of the Consultation Services (if any).

“Consultation Services” will mean any research activities or services in connection with the Ramot Technology (including consulting services), other than the Research, that are undertaken for the Company outside of TAU without using any “University Facilities” (as such term is defined in the TAU Regulations for Inventions, Patents and their Commercialization) or any other resources of TAU or Ramot (including intellectual property other than the Consultation Results) by the Principal Investigator or any other member of the TAU Team during any period in which such person is employed by TAU or Ramot (including without limitation, part-time employment, Sabbaticals and leave of absence, and Professor Emeritus status) and during a period of one year thereafter, whether such activities or services are undertaken as an independent contractor or as an employee of the Company.

“Development and Commercialization Plan” will mean the plan for the development and commercialization of Products attached hereto as Exhibit A, as such plan may be amended from time to time pursuant to Section 6.2.

“Development Milestones” will mean the development milestones specified in Exhibit B attached hereto.

“End User” means the first entity (including distributor), that is not the Company, any Affiliate or any Sublicensee, which is invoiced (under an arms length business relationship) for any sales, leases or other transfers of Products.

“First Commercial Sale” will mean the first sale of a Product by the Company, an Affiliate of the Company, or a Sublicensee to an unaffiliated third party after (a) receipt of all governmental and other regulatory approvals required to market and sell the Product have been obtained in the country in which such Product is sold. Sales for purposes of testing the Product and samples purposes shall not be deemed First Commercial Sale.

“Joint Know-how” will mean any Know-how that is jointly discovered, generated, or obtained by, or on behalf of (a) the Principal Investigator or any member of the TAU Team in the course of the performance of the Research or the Consultation Services, and (b) one or more employees of the Company other than the Principal Investigator or a member of the TAU Team.

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“Joint Patents” will mean any patents or patent applications that claim, and only to the extent they so claim, any Joint Know-how. For the purposes of this definition, the US law applicable to determining joint inventorship shall apply.

“Joint Technology” will mean the Joint Know-how and the Joint Patents.

“Know-how” will mean any discoveries, inventions (whether patentable or not), materials, information, data, designs, formulae, ideas, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to, and information from, ethical committees and regulatory authorities.

“Major Markets” will mean [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION].

“Net Sales” will mean the gross amount invoiced by or on behalf of the Company, its Affiliates and Sublicensees (in each case, the “Invoicing Entity”) on sales, or other transfers of Products (whether made before or after the First Commercial Sale of the Product) to a third party who will be an End User of the Products, less the following: (a) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection, return, refunds, rebates or chargebacks; (c) to the extent separately stated in the invoices, any taxes or other governmental charges (value added tax and/or any similar sales tax) levied on the sale, delivery, which is imposed on the Invoicing Entity (as set out separately in the invoices, reflected in the Invoicing Entity's books, or otherwise substantiated in written documentation); (d) credits or allowances given or made for uncollectible amounts on previously sold Products and for which a provision is made in the Company's financial statements in accordance with the accounting principles customarily and consistently applied by the Invoicing Entity provided that the Invoicing Entity shall reconcile such credit or allowance with payments actually received at least once per Calendar Year; and (e) to the extent separately stated in the invoices, reasonable freight, packaging for shipping, shipping insurance and related handling charges; all of such amounts (pursuant to (a), (b) and (d)) to be subtracted whether incurred simultaneously with the sale of the Product or the date of the invoice or at any time thereafter, e.g. – annual discounts, etc. , provided that in the event that an Invoicing Entity receives non-monetary consideration for any Products or in the case of transactions not at arm’s length between an Invoicing Entity and an End User, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Products by an Invoicing Entity to an Affiliate of such Invoicing Entity for resale by such Affiliate shall not be deemed Net Sales and Net Sales shall be determined based on the total amount invoiced on resale to an End User.

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“Patent Challenge” will mean any action before any patent office, court or other tribunal or agency, challenging the validity, patentability, enforceability and/or scope of any of the Ramot Patents or Joint Patents (including without limitation through an interference or reexamination procedures).

“Phase II Trial” will mean a human clinical trial of a compound in any country that is intended to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population that would satisfy the requirements of (i) 21 C.F.R. 312.21(b), or (ii) equivalent regulatory filings with similar requirements in a country or jurisdiction other than the United States. For the purpose of this Agreement, a Phase II Trial shall be deemed to commence upon the first dosing of a human patient in such Phase II Trial.

“Pivotal Clinical Trial” will mean definitive study to support the safety and effectiveness evaluation of the Product for its intended use

“Principal Investigator” will mean Prof. Yosef Sarne.

“Product(s)” will mean any product, (i) which contains, comprises, utilizes or incorporates Ramot Technology and/or Joint Technology, in whole or in part, or (ii) is developed or manufactured with the use of the Ramot Technology and/or Joint Technology, in whole or in part, at any stage.

“Ramot Know-how” will mean (i) certain Know-how relating to the technology described in the Ramot Patents that shall be transferred to the Company promptly following the Effective Date, as identified in Exhibit C, (ii) the Research Results other than the Joint Know-how, and (iii) the Consultation Results other than the Joint Know-how. Exhibit C may be updated from time to time to reflect additional Ramot Know-how transferred to the Company during the term of this Agreement. If the Ramot Know-how includes Know-how that is applicable to fields other than the field of ultra-low doses of THC, it is hereby clarified that the license granted to the Company in the Ramot Know-how under this Agreement is limited solely to the field of ultra-low doses of THC.

“Ramot Patents” will mean: (i) the patent application described in Exhibit D attached hereto, (ii) all patent applications claiming the Ramot Know-how that are not already included in (i) above, (iii) all patent applications claiming the Research Results that are filed as a result of the performance of the Research, other than Joint Patents, (iv) all patent applications claiming the Consultation Results that are filed as a result of the performance of Consultation Services (if any), other than Joint Patents, (v) all divisional, continuation, and continuation –in-part applications of the foregoing applications, (vi) all patents issuing from any of the foregoing applications, and (vii) all reissues, reexaminations, extensions and restorations of any of the foregoing patents.

“Ramot Technology” will mean the Ramot Patents and the Ramot Know-how.

“Research” will mean the research actually conducted during the Research Period by the TAU Team under the terms of this Agreement in accordance with the Research Plan.

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“Research Plan” will mean the research plan attached hereto as Exhibit E as may be amended from time to time by the mutual written agreement of the parties, which sets forth the research to be undertaken by the TAU Team under the direction of the Principal Investigator during the Research Period.

“Research Results” will mean any and all Know-how discovered, generated, or obtained by, or on behalf of, members of the TAU Team in the course of the performance of the Research.

“Research Period” will mean a period of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] commencing upon payment of the first installment of research funding by the Company in accordance with Section 2.2 herein, which may be extended in order to finalize the Research Plan provided no additional funds and resources are required from either Party in connection thereof.

“Sublicense” shall mean any right granted, license given, or agreement entered into, by the Company or its Affiliate to or with any other person or entity, including an Affiliate of the Company, under or with respect to or permitting any use of the Ramot Technology or Joint Technology or any part thereof or otherwise permitting the development, manufacture, marketing, distribution and/or sale of Products, and any option to obtain or enter into such right, license, agreement or permission (regardless of the title given to such grant of rights). For avoidance of doubt, the grant of a right to a third party to use a Product in its final form or to an End User, which is a distributor, to market, distribute and/or sell the Product in its final form, without any rights to further develop and/or manufacture such Product, shall not be considered a Sublicense, to the extent no specific consideration is assigned to the grant of rights which is separate and distinct from the payment for supply and sale of Products. The foregoing shall further exclude: (i) any non disclosure agreement and/or material transfer agreement and/or similar agreement according to which the Company discloses the Ramot Technology for evaluation of prospective engagement only as long as no consideration is received by the Company for the grant of such rights (other than for documented costs related to the delivery and manufacturing of any material, substance or drug the expenditure of such amounts is confirmed to Ramot in writing by the Company’s CFO) ; or (ii) an agreement with a subcontractor performing solely development, manufacture and/or distribution (through one or multiple tiers) services for and on behalf the Company; provided that (i) any act or omission by such third party subcontractor or service provider shall be deemed an act or omission of the Company for the purposes of this Agreement, (ii) such third party subcontractor or service provider shall not be entitled to exercise any of the rights granted to the Company, its Affiliates, or Sublicensees under this Agreement for its own account, or to grant any such rights to any third person or entity, and (iii) such third party subcontractor or service provider shall not pay any compensation to the Company, its Sublicensees or their Affiliates in connection with the grant of such subcontractor or service provider the right to provide such services.

“Sublicensee” will mean any person or entity granted a Sublicense.

“Sublicense Agreement” will have the meaning set forth in Section 5.2.2.

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“Sublicense Receipts” will mean any payments or other consideration that the Company and its Affiliates receive, with the exception of royalties based on Net Sales, in connection with a Sublicense, including without limitation license fees, license option fees, milestone payments, license maintenance fees, and equity, provided that in the event that the Company or its Affiliates receive non-monetary consideration in connection with a Sublicense, or in the case of transactions not at arm’s length, Sublicense Receipts shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business. Notwithstanding the foregoing, “Sublicense Receipts” shall not include equity investments in the Company or its Affiliates to the extent made at fair market value (if the investment exceeds the fair market value, only the excess amount will be treated as “Sublicense Receipts”). For the purpose of the foregoing, the “fair market value” of an entity's equity securities shall be determined as follows: (i) if the shares of the relevant entity are not traded on a stock exchange or over the counter market, the value of such equity securities as determined in good faith by the Company's Board of Directors, having regard to the value most recently paid by a third party for shares of such entity, and (ii) if the shares of the relevant entity are traded on a stock exchange or over the counter, the average closing price of such shares on the fifteen (15) trading days prior to the closing of the equity transaction. Sublicense Receipts will not include: (i) Funds received from Sublicensees that are designated for research and development of Products in accordance with the Sublicense Agreement and that are actually expended on research and development of Products in accordance with a written development plan and budget as evidenced in the Company's written records.

“TAU Team” will mean the Principal Investigator and those students, scientists and technicians performing the Research at TAU under his direction.

“Third Party Royalty Payments” will mean royalty payments that the Company or its Affiliates are legally or contractually required to make to an unaffiliated third party on sales of a Product in a particular country, in order to obtain a license to patents owned or controlled by such third party that cover a device or a formulation that are incorporated in such product.

“Valid Claim” will mean a claim of a patent application or unexpired issued patent included in the Ramot Patents or Joint Patents so long as such claim has not been: (i) abandoned or (ii) held invalid, rendered un-patentable through disclaimer, or lost through an interference proceeding, all in a final court judgment or patent office decision that has not been appealed within the time allowed by law for an appeal, or from which there is no further appeal. For the purpose of royalty determination and payment, any claim being prosecuted in a pending patent application shall be deemed to be a “Valid Claim”.

“Worldwide Sales” will mean aggregate world-wide sales of Products by the Company, its Affiliate, and Sublicensees.

2.            Research.

2.1. Performance.

2.1.1. Ramot shall cause TAU, under the direction of the Principal Investigator, to use reasonable efforts to perform the Research in accordance with the Research Plan; however, Ramot and TAU make no warranties regarding the achievement of any particular results.

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2.1.2. The Research will be directed and supervised by the Principal Investigator, who shall have primary responsibility for the performance of the Research. If the Principal Investigator ceases to supervise the Research for any reason, Ramot will so notify the Company, and Ramot shall endeavor to find among the scientists at TAU, a scientist or scientists acceptable to the Company to continue the supervision of the Research in place of the Principal Investigator. If Ramot is unable to find such a scientist or scientists acceptable to the Company, within sixty (60) days after such notice to the Company, the Company shall have the option to terminate the Research and shall have no further obligation to continue its funding pursuant to Section 2.2. The Company shall promptly advise Ramot in writing if the Company so elects. Such termination of funding shall terminate Ramot’s and TAU’s obligations pursuant to Section 2.1.1 above with respect to the Research, but shall not terminate this Agreement or any of the other rights or obligations of the parties under this Agreement. Nothing contained in this Section 2.1.2, shall be deemed to impose an obligation on Ramot or TAU to successfully find a replacement for the Principal Investigator, as opposed to the obligation to endeavor to do so.

2.2. Funding of Research. The Company shall fund the Research during the Research Period in the total amount of237,630NIS, which shall be paid to Ramot in accordance with the payment schedule set forth in Exhibit F. Payment shall be made against valid tax invoice. For the avoidance of doubt, all payments payable to Ramot pursuant to this Section should be net of any deductions or tax withholding, if applicable, which shall be borne by Sponsor.

2.3. Research Reports and Updates.

Principal Investigator will prepare and keep complete and accurate documented records of the activities, methods, status, progress and Research Results of the Research Plan, in compliance with applicable laws, regulation and standards (“Records”). Principal Investigator shall be available from time to time for consultations by telephone and email with Company.

Principal Investigator shall furnish the Company, every 6 months, with reports of the activities performed, progress made and Research Results generated during such period in form to be agreed by the Parties.

Within 60 of the end of the Research Period, Principal Investigator shall provide the Company with a final report summarizing the Research Results achieved during the Research Period.

3.            Title.

3.1 As between the Parties, all rights, title and interest in and to the Ramot Technology are and shall be owned solely and exclusively by Ramot.

3.2 As between the Parties, all rights, title and interest in and to the Joint Technology are and shall be owned jointly by the Company and Ramot. The Parties shall be entitled to exploit the Joint Technology solely in accordance with the terms of this Agreement.

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3.3 Other than as set forth in Section 3.2, as between the Parties, all rights, title and interest in and to the intellectual property conceived, conducted, developed, reduced to practice, compiled, created, written, authored, made and/or produced under the licenses granted hereunder, without the involvement of any TAU or Ramot personnel during any period in which such person is employed by TAU or Ramot (including without limitation, part-time employment, Sabbaticals and leave of absence, and Professor Emeritus status) and during a period of one year thereafter, shall be owned solely and exclusively by the Company.

4.            Patent Filing, Prosecution and Maintenance.

4.1 Filing and Prosecution. Ramot shall be responsible for the preparation, filing, prosecution, protection and maintenance of the Ramot Patents and Joint Patents, using independent patent counsel selected by the Company who shall be reasonably acceptable to Ramot. Ramot shall consult with the Company as to the preparation, filing, prosecution, protection and maintenance of the Ramot Patents and Joint Patents reasonably prior to any deadline or action with respect to any material decision in the U.S. Patent & Trademark Office or any other patent office and shall instruct the patent counsel to furnish the Company with copies of all relevant documents reasonably in advance of such consultation. Following consultation, Ramot shall use its best efforts to accept Company's position and/or accommodate its requests. Ramot shall further instruct the relevant patent counsel to provide the Company with any information concerning the Ramot Patents and Joint Patents requested by the Company.

4.2. Expenses. Subject to Section 4.3 below, the Company shall reimburse Ramot for all documented patent-related expenses incurred by Ramot commencing as of the Effective Date pursuant to this Section 4 within thirty (30) days after Ramot invoices the Company. In addition, within ninety (90) days of the Effective Date, the Company shall pay Ramot a total amount of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] as a reimbursement for all expenses incurred by Ramot prior to the execution of this Agreement with respect to the filing and prosecution of Ramot Patents ("Past Patent Expenses”). However, the Company shall not be obligated to reimburse Ramot for the Past Patent Expenses if, during such 90 day period, the Company assigns to Ramot all of its rights in patent no. [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] and in all Company developments, [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]. In the event that the Company fails to reimburse Ramot for any expense relating to a Ramot Patent or Joint Patent when such payment is due, then in addition to any remedy that may be available to Ramot, Ramot shall be entitled to immediately discontinue the filing, prosecution, and maintenance of the relevant Ramot Patent and/or Joint Patent, without notice to the Company.

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4.3. Abandonment.

4.3.1 Subject to the provisions of this Section 4.3.1, the Company may elect not to pay for, or to cease paying for the filing, prosecution or maintenance of any of the Ramot Patents or Joint Patents (an “Abandoned Patent Right”) in any country other than the Major Markets (an “Abandoned Country”). The Company shall provide Ramot with prompt written notice of such election, specifying the relevant Abandoned Patent Right and Abandoned Country (an “Abandonment Notice”). Upon receipt of such Abandonment Notice by Ramot, and only upon receipt thereof, the Company shall be released from its obligations to reimburse Ramot for the expenses incurred thereafter in such Abandoned Country with respect to such Abandoned Patent Right. In such event Ramot shall be entitled, but not obliged, to continue the preparation, filing, protection, prosecution, and maintenance of any Abandoned Patent Right in the Abandoned Country at its own expense, and in such event the license granted hereunder shall terminate with respect to such Abandoned Patent Right in such Abandoned Country, and Ramot shall be free, without further notice or obligation to the Company, to grant rights in and to such Abandoned Patent Rights with respect to such Abandoned Country to third parties. In the event that the Abandoned Patent is a Joint Patent, the Company shall assign its entire right, title and interest in such Abandoned Patent to Ramot, and shall take all action and execute all documents reasonably requested by Ramot in order to perfect the assignment of the Abandoned Patent to Ramot. Ramot undertakes to include in any license granted by Ramot to a third party with respect to such Joint Abandoned Patent, liability and indemnification provisions such as those set forth in Section 12 below, and to add the Company to the list of indemnified parties .

4.3.2 The Company may not elect not to pay for, or to cease paying for, the Ramot Patents and Joint Patents in the Major Market. In the event that the Company wishes to abandon any rights in the Major Market, Ramot shall consider such request in good faith. In the event that the Company fails to meet its obligations pursuant to Section 4.2 with respect to the Major Market, such failure shall constitute a material breach of the Company's obligations pursuant to this Agreement, and Ramot shall be entitled to terminate this Agreement in accordance with the provisions of Section 13.3.2. As stipulated in Section 11.4 below, neither party shall be liable to the other party with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services.

4.4 No Warranty. Nothing contained herein shall be deemed to be a warranty by Ramot that the patent application/s included in the Ramot Patent or Joint Patents will result in an issued patent, or that any patent application or issued patent that is or may be included in the Ramot Patents or Joint Patents will be valid or of any value or will afford adequate or commercially worthwhile protection.

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5.             License Grant.

5.1 License. Subject to the terms and conditions set forth in this Agreement, Ramot hereby grants to the Company an exclusive, worldwide, sublicenseable, royalty-bearing license, under Ramot's rights in the Ramot Technology and Ramot’s interest in and to the Joint Technology for the sole purpose of research, developing, manufacturing, using, commercializing, sublicensing, offering for sale, selling, having sold and importing Products. For purposes of this Section 5.1, the term “exclusive” means that Ramot shall not grant such licenses or rights to any third party or to exercise any such rights itself, subject, however, to the right of Ramot, TAU, their employees, students and other researchers at TAU and at collaborating research institutions to practice the Ramot Technology and Joint Technology (i) for purposes of academic research and instruction, and (ii) for the purpose of conducting the Research.

5.2 Sublicense.

5.2.1. Sublicense Grant. The Company shall be entitled to grant Sublicenses to third parties under the license granted pursuant to Section 5.1 on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. With the exception of Sublicenses granted to Affiliates of the Company, such Sublicenses shall only be made for cash consideration and in bona-fide arm’s length transactions.

5.2.2. Sublicense Agreements. Sublicenses shall only be granted pursuant to written agreements, which shall be in compliance and not inconsistent with and shall be subject and subordinate to the terms and conditions of this Agreement (each, a “Sublicense Agreement”). Each such Sublicense Agreement shall contain, among other things, provisions to the following effect:

5.2.2.1. All provisions necessary to ensure the Company’s ability to perform its obligations under this Agreement, including without limitation its obligations under Sections 6 (as applicable), 8.4, 8.5, 12 and 13.4.3;

5.2.2.2. In the event of termination of the license set forth in Section 5.1 above, any existing Sublicense shall terminate; provided, however, that, Ramot shall be obliged, at the request of the Sublicensee, to enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in a Sublicense Agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense Agreement does not impose any obligations or liabilities on Ramot which are not included in this Agreement and provided further that the Sublicensee is not then at breach of the Sublicense Agreement;

5.2.2.3. The Sublicensee shall not be entitled to sublicense its rights under such Sublicense Agreement, provided that a Sublicensee that is an Affiliate of the Company may grant one further Sublicense of its rights; and

5.2.2.4. The Sublicense Agreement may not be assigned by Sublicensee without the prior written consent of Ramot, with the exception of an assignment that complies with the terms of assignment set forth in Section 14.10 and provided further that Ramot is provided with a copy of the agreement of the assignee to be bound by the terms of the Sublicenses Agreement as an original party thereto.

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5.2.3. Delivery of Sublicense Agreement. The Company shall furnish Ramot with a fully executed copy of each Sublicense Agreement, promptly after its execution. Ramot shall keep any such copies of Sublicense Agreements in its confidential files and shall use them solely for the purpose of monitoring the Company's and Sublicensees’ compliance with their obligations and enforcing Ramot’s rights under this Agreement.

5.2.4. Breach by Sublicensee. Any breach of the terms of this Agreement by a Sublicensee, including any act or omission by a Sublicensee which would have constituted a breach of this Agreement had it been an act or omission by the Company, shall constitute a breach of this Agreement by the Company. Notwithstanding the foregoing. in the event that the Company becomes aware of such breach by a Sublicensee, or if Ramot provides the Company with evidence of such a breach, then the Company shall enforce Company's rights with respect thereto under Company's agreement with such Sublicensee, including terminating such agreement, or permit Ramot to enforce such rights, in each case at the cost and expense of the Company. The foregoing shall be the initial remedy under this Agreement and only to the extent such remedies do not cure such breach Ramot may exercise any other rights or remedies available under this Agreement or the applicable law as a result of such breach.

5.3 No Other Grant of Rights. Nothing in this Agreement shall be construed as the grant of any right or license, express or implied, in or to any patent right, Know-how or other intellectual property right owned or controlled by Ramot or TAU, other than the Ramot Technology and Ramot’s interest in the Joint Technology. Other than as specifically set forth in Section 5, the Company, its Affiliates and Sublicensees shall not have, and shall not be entitled to grant, directly or indirectly, to any person or entity, any right of whatever nature under, or with respect to, or permitting any use or exploitation of the Ramot Technology or Joint Technology. Without in any way limiting the generality of the foregoing, the Company and Sublicensees shall not have any right under the Ramot Technology or Joint Technology to develop, manufacture, market or sell products or services other than Products.

6.            Development and Commercialization.

6.1. Diligence. The Company shall use its reasonable commercial efforts, including funding consistent therewith, and/or shall cause its Affiliates or Sublicensees to use their reasonable commercial efforts, including funding consistent therewith: (i) to develop Products including in accordance with the Development and Commercialization Plan during the periods and within the timetable specified therein, (ii) to introduce Products into the commercial market and (iii) to market Products following such introduction into the market. Without limiting the foregoing, the Company, by itself or through its Affiliates or Sublicensees, shall meet each of the Development Milestones within the time periods set forth in Exhibit B, as may be adjusted according to Section 6.2 (ii) below.

6.2. Amendments to the Development and Commercialization Plan.

(i) The Company shall be entitled, from time to time, to make such adjustments to the Development and Commercialization Plan as the Company believes, in its good faith judgment, are needed in order to improve the Company’s ability to meet the Development Milestones. The Company shall notify Ramot promptly regarding deviations from the Development and Commercialization Plan.

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(ii) Notwithstanding the foregoing or anything to the contrary in this Agreement, the Company shall not be entitled to change the Development Milestones or the time frames for achieving the Development Milestones without Ramot's prior written consent, which shall not be unreasonably withheld. Such consent shall not be required in connection with a Development Milestone delayed or revised by not more than six (6) months due to a decision or recommendation of a regulatory agency to the extent that the Company continues to actively and continuously invest the required financial resources to meet the respective Development Milestone, as confirmed to Ramot in writing by the Company’s senior management.

6.3. Review Meetings. The Principal Investigator, a Company representative and a Ramot representative shall meet or conduct a teleconference (at their election) no less than once every six (6) months during the term of this Agreement commencing with the Effective Date, at locations and times to be mutually agreed upon by the parties, (i) to review the progress being made under the Development and Commercialization Plan and the progress being made in any other research and development activities conducted by the Company, its Affiliates and Sublicensees relating to Products, (ii) to review and agree upon any necessary or desired revisions to the then current Development and Commercialization Plan, (iii) to review the progress being made towards fulfilling the Development Milestones and (iv) to discuss intended efforts for fulfilling such milestones.

6.4. Progress Reports. Within sixty (60) days after the end of each Calendar Year, the Company shall furnish Ramot with a written report on the progress of its, its Affiliates’ and Sublicensees’ efforts during the prior year to develop and commercialize Products, including without limitation research and development efforts, marketing efforts, and sales figures. The report shall also contain a discussion of intended efforts and sales projections for the then current year.

6.5. Failure. If the Company breaches any of its obligations pursuant to Section 6.1, Ramot shall notify the Company in writing of the Company’s failure and shall allow the Company ninety (90) days to cure its failure. The Company failure to cure such failure to Ramot’s reasonable satisfaction within such 90-day period shall constitute a material breach of this Agreement and Ramot shall have the right to terminate this Agreement forthwith. As stipulated in Section 11.4 below, neither party shall be liable to the other party with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services.

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7.            Consideration for Grant of License

In consideration for the rights and licenses granted to the Company pursuant to this Agreement, the Company shall pay to Ramot the following consideration:

7.1 Royalty Payments.

7.1.1. Royalty Rate. The Company will pay Ramot an amount equal to [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] on all Net Sales of Products by the Company, its Affiliates and Sublicensees.

7.1.2. Royalty Reduction. In the event that a Product is not covered by at least one Valid Claim in a country in which such Product is sold by the Company or its Affiliates and Sublicensees during the Royalty Period (as defined in Section 7.1.5 below), then the royalty payable to Ramot for sales of such Product in such country shall be reduced to [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of the royalty set forth in Section 7.1.1, provided however, that (a) in the event that a particular Product is or was covered by a Valid Claim in the country (or one of the countries) in which such Product was manufactured, or imported prior to being sold in the country of sale, the full royalty rate set forth in Section 7.1.1 shall be payable for Net Sales of such Product wherever it is subsequently sold by the Company or its Affiliates and Sublicensees; and (b) for so long as such Product is covered by a Valid Claim in the US, the full royalty rate set forth in Section 7.1.1 shall be payable for Net Sales of such Product by the Company or its Affiliates and Sublicensees throughout the world.

7.1.3. Third Party Royalty Payments. In the event that the Company or an Affiliate of the Company is required to pay, and actually pays during the Royalty Period, Third Party Royalty Payments, then the Company shall be entitled to offset [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of such Third Party Royalty Payments against the royalty due to Ramot on Net Sales of such Product in such country during the same period.

Notwithstanding the foregoing, the royalty payable to Ramot shall not, in any event, be reduced to less than [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of Net Sales of such Products by the Company and its Affiliates and Sublicensees.

At Ramot's request, the Company shall provide Ramot with a copy of the written agreement setting forth the terms of such Third Party Royalty Payments (which may be redacted as appropriate), in order to enable Ramot to verify the amounts to be deducted.

7.1.4. Increased Royalty Rates upon a Patent Challenge.

7.1.4.1. In the event that the Company, its Affiliate or a Sublicensee brings a Patent Challenge or assist a third party in bringing a Patent Challenge, the Royalty Rates payable to Ramot under Section 7 shall be [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] during the pendency period of the Patent Challenge. Moreover, should such Patent Challenge be rejected or dismissed the Royalty Rates payable to Ramot by the Company and its Affiliates shall be [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION].

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7.1.4.2. In the event that the Company, its Affiliate or a Sublicensee bring a Patent Challenge or assist a third party in bringing a Patent Challenge, the Company agrees to pay directly to Ramot all royalties due under this Agreement during the pendency period of the Patent Challenge. For the sake of clarity, the Company shall not pay such amounts into any escrow or other account.

7.1.5. Royalty Period. The royalty set forth in Section 7.1 will be payable during a period which shall commence on the Effective Date and shall continue on a country-by-country, Product-by-Product basis, for the longer of: (a) fifteen (15) years from the date of the First Commercial Sale of such Product in such country; and (b) until the last to expire of the Ramot Patents and Joint Patents in such country (the “Royalty Period”).

7.1.6 In the event the royalty reduction pursuant to more than one Section (Section 7.1.2 and 7.1.3) become applicable to any royalty payments in a given country in a given Calendar Quarter, only one reduction shall apply, provided that applicable reduction shall provide for the maximum available reduction.

7.2 Sublicense Receipts. The Company shall pay Ramot [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of all Sublicense Receipts.

7.3. Development and Sales Milestone Payments. The Company shall pay Ramot the development milestone payments set forth below for the first Product that the relevant milestone is achieved by the Company, its Affiliate or a Sublicensee (the “Milestone Payments”):

(a)	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] a Phase II Trial of a Product.

(b)	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] a Pivotal Clinical Trial of a Product.

(c)	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] by the FDA of an NDA (or equivalent application) with respect to a Product.

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(d)	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] first regulatory or marketing approval for a Product in the U.S., the E.U. or any of France, Germany or the United Kingdom (whichever occurs first).

(e)	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION].

(f)	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION].

(g)	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION].

All such Milestone Payments shall be payable only with respect to the first Product developed pursuant to this Agreement, and in no event shall be payable more than once.

In the event that the occurrence of any milestone entitles Ramot to receive Milestone Payment and Sublicense Receipts with respect to such milestone, then Ramot shall receive the higher of the two but not both payments.

8.            Reports; Payments; Records.

8.1 Regulatory Approval and First Commercial Sale.

8.1.1 Regulatory Approval. The Company shall notify Ramot in writing immediately upon the receipt of regulatory approval for a Product, specifying its date, the country in which such regulatory approval was obtained and the type of Product in respect of which such regulatory approval was obtained.

8.1.2 First Commercial Sale. The Company shall inform Ramot in writing of the date of First Commercial Sale with respect to each Product in each country, as soon as practicable after the making of each such First Commercial Sale and shall describe such Product.

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8.2. Reports and Payments.

8.2.1 Reports on Net Sales. Within thirty (30) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated, the Company shall deliver to Ramot separate reports on Net Sales by the Company and its Affiliates on the one hand, and Sublicensees other than Affiliates, on the other hand, containing the following information for each Invoicing Entity:

(a) the number of units of Products sold by the Company and each of its Affiliates and Sublicensees for the applicable Calendar Quarter, separately itemized according to the Product, the Invoicing Entity and country of sale;

(b) the gross amount invoiced for Products sold by the Company and its Affiliates and Sublicensees during the applicable Calendar Quarter, separately itemized according to the Product, the Invoicing Entity and indicating the currency of payment;

(c) a calculation of Net Sales of the Company and its Affiliates and Sublicensees for the applicable Calendar Quarter, separately itemized according to the Product, the Invoicing Entity, and including an itemized listing of applicable deductions;

(d) the total royalty payable to Ramot in accordance with Section 7.1 on Net Sales of the Company and its Affiliates for the applicable Calendar Quarter, together with the exchange rates used for conversion. If no amounts are due to Ramot for Net Sales by the Company and its Affiliates and Sublicensees in any Calendar Quarter, the report shall so state.

8.2.2 Other Reports. In addition to the reports delivered pursuant to Section 8.2.1, the Company shall notify Ramot in writing within seven (7) days of the occurrence of any of the following events:

(i)	Receipt of any Sublicense Receipts; such notice shall include an explanation for the basis of such Sublicense Receipts;

(ii)	the achievement of any of the Development Milestones set forth in Exhibit B or any of the milestones set forth in Section 7.3.

(iii)	The filing of any patent applications claiming the Products (or any part thereof), other than Ramot Patents and Joint Patents. The Company shall provide Ramot with a copy of such patent application only once it has been published.

(iv)	The occurrence of any of the events specified in Section 13.3.3.

8.2.3. Payment of Royalty for Net Sales by the Company and its Affiliates. Within 30 days of the end of each Calendar Quarter, the Company shall remit to Ramot all royalties due pursuant to Section 7.1 for the applicable Calendar Quarter.

8.2.4. Payment for Sublicense Receipts and Milestone Payments. The Company shall remit to Ramot all amounts due (i) with respect to Sublicense Receipts within thirty (30) days of the receipt of such Sublicense Receipts by the Company or its Affiliates; and (ii) with respect to Development Payments within 30 days of the achievement of each of the milestones specified in Section 7.3 above.

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8.3. Payment Currency. All payments due under this Agreement shall be payable in United States dollars, except in the event of Net Sales and Sublicense Receipts which are invoiced or billed in New Israel Shekels, British pounds sterling, or in Euro, with respect to which payments to Ramot will be made in New Israel Shekels, British pounds sterling, or in Euro as the case may be. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments shall be without deduction of exchange, collection, or other charges.

8.4. Records. The Company shall maintain, and shall cause its Affiliates (that make, use, offer to sell, sell or import Products) and Sublicensees to maintain, complete and accurate records of Products that are made, used, marketed, offered for sale or sold under this Agreement, any amounts payable to Ramot in relation to such Products and all Sublicense Receipts received by the Company and its Affiliates, which records shall contain sufficient information to permit Ramot to confirm the accuracy of any reports or notifications delivered to Ramot under Section 8.2. The relevant party shall retain such records relating to a given Calendar Quarter for at least seven (7) years, during which time Ramot shall have the right, at its expense, to cause an independent, certified public accountant to inspect and audit such records at a single location, during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to Ramot any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 8.4 reveals an underpayment in excess of five percent (5%) in any Calendar Year, the audited party shall bear the full cost of such audit. Ramot may exercise its rights under this Section 8.4 only once every year per audited party and only with reasonable prior notice to the audited party. To the extent required the Company shall use its best commercial efforts to enforce its rights hereunder. Notwithstanding the above, to the extent that following the exercise of best commercial efforts the Company fails to obtain records from Sublicensee or otherwise enforce its rights hereunder it shall not be deemed in breach of this Agreement.

8.5. Audited Report. The Company shall furnish Ramot, and shall use its best commercial efforts to cause its Affiliates (who make, use, market, offer for sale or sell Products) and Sublicensees to furnish Ramot, within ninety (90) days after the end of each Calendar Year, commencing at the end of the Calendar Year of the First Commercial Sale, with a report, certified by an independent certified public accountant, relating to royalties and other payments due to Ramot pursuant to this Agreement in respect to the previous Calendar Year and containing the same details as those specified in Section 8.2 above in respect to the previous Calendar Year.

8.6. Late Payments. Any payments to be made under this Agreement that are not paid on or before the date such payments are due under this Agreement and within 14 days of receipt of a written notice of default by the Company, shall bear interest as of such date at an annual interest, compounded monthly, equal to (i) with respect to payment in New Israel Shekels [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION], and (ii) with respect to payments in any other currency - [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] above the London Interbank Offer Rate (LIBOR) as determined for each month on the last business day of that month, assessed from the day payment was initially due until the date of payment.

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8.7. Payment Method. Each payment due to Ramot under this Agreement shall be paid by wire transfer of funds to Ramot’s account in accordance with written instructions provided by Ramot.

8.8. VAT; Withholding and Similar Taxes. All amounts to be paid to Ramot pursuant to this Agreement are exclusive of Value Added Tax. The Company shall add value added tax, as required by law, to all such amounts. If applicable laws require that taxes be withheld from any amounts due to Ramot under this Agreement, the Company shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) promptly deliver to Ramot a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes.

9.            Confidential Information

9.1 Confidentiality.

9.1.1. Ramot Confidential Information. The Company agrees that, without the prior written consent of Ramot for the longer of: (a) the term of this Agreement; and (b) a period of seven (7) years from date of disclosure, it will keep confidential, and not disclose or use Ramot Confidential Information (as defined below) other than for the purposes of this Agreement. The Company shall treat such Ramot Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. The Company may disclose Ramot Confidential Information as required in order to enable the Company to exploit and exercise its rights or fulfill its obligations under this Agreement and provided that the recipient is legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement as customary in the industry. For purposes of this Agreement, “Ramot Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of Ramot, TAU or any of their employees, researchers or students to the Company, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to the Company at the time it was disclosed, other than by previous disclosure by or on behalf of Ramot, TAU or any of their employees, researchers or students, as evidenced by the Company’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality to Ramot, or TAU with respect to such information; or (iv) is independently developed by the Company without the use of or reference to Ramot Confidential Information, as demonstrated by documentary evidence. For the avoidance of doubt Ramot Confidential Information shall also include the Ramot Technology.

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9.1.2. The Company Confidential Information. Ramot agrees that, without the prior written consent of the Company for the longer of: (a) the term of this Agreement; and (b) a period of seven (7) years from date of disclosure, it will keep confidential, and not disclose or use the Company Confidential Information (as defined below) other than for the purposes of this Agreement. Ramot shall treat the Company Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Ramot may disclose the Company Confidential Information only to employees and consultants of Ramot or of its Affiliates who have a “need to know” such information in order to enable Ramot to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, “Company Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential that is disclosed to Ramot by or on behalf of the Company in writing pursuant to Sections 6, 8.2 or 8.5 of this Agreement, except to the extent such information: (i) was known to Ramot or TAU at the time it was disclosed, other than by previous disclosure by or on behalf of the Company as evidenced by Ramot or TAU written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Ramot or TAU by a third party who is not subject to obligations of confidentiality to the Company with respect to such information; or (iv) is independently developed by Ramot or TAU without the use of or reference to the Company Confidential Information, as demonstrated by documentary evidence.

Ramot further acknowledges and understands that the Company is a public company traded on the Tel-Aviv Stock Exchange, and accordingly, the Company Confidential Information may be considered as "inside information" pursuant to Israeli securities laws and regulations.

9.1.3. Disclosure of Agreement. Each party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 9.1.3, the parties will consult one another on the terms of this Agreement to be redacted in making any such disclosure. If a party discloses this Agreement or any of the terms hereof in accordance with this Section 9.1.3, such party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other party. Ramot may disclose the terms of this Agreement to the members of the TAU Team and/or other researchers at TAU who were previously involved in the development of the Ramot Technology, and to their respective legal or financial advisers under terms of a written confidentiality agreement substantially similar to the terms of Section 9.1.2 above. The Company may disclose this Agreement to its shareholders and Affiliates and in connection with a due diligence process, in all events under confidentiality undertakings.

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9.1.4. Publicity. Each Party shall be entitled to display on its website the company logo of the other Party and a link to the other Party's website, as well as information about the other Party's activities disclosed on such other Party's website. Except as expressly permitted under Section 9.1.3 and this Section 9.1.4, neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party.

9.2. Academic Publications. The Principal Investigator and other members of the TAU Team shall have the right to publish the Ramot Technology and Joint Technology in scientific publications or to present such results at scientific symposia, provided that the following procedure is followed:

9.2.1. No later than thirty (30) days prior to submission for publication of any scientific articles, abstracts or papers concerning the Ramot Technology or Joint Technology and prior to the presentation of the same at any scientific symposia, the Principal Investigator shall send the Company a written copy of the material to be so submitted or presented, and shall allow the Company to review such submission to determine whether the publication or presentation contains subject matter for which patent protection should be sought.

9.2.2. The Company shall provide its written comments with respect to such publication or presentation within thirty (30) days following its receipt of such written material. If the Company does not provide written comments within the thirty (30) days set forth above, it shall be deemed to have approved such proposed publication or presentation.

9.2.3. If the Company, in its written comments, identifies material for which patent protection should be sought, then the Principal Investigator shall delay the submission of such publication or presentation for a further period of up to sixty (60) days from the receipt of such written comments to enable Ramot to make the necessary patent filings in accordance with Section 4.

9.2.4. If the Company, in its written comments, identifies Company Confidential Information in the material to be published, such Company Confidential Information shall be removed prior to publication.

9.2.5 After compliance with the foregoing procedures with respect to an academic, scientific or medical publication and/or public presentation, the Principal Investigator shall not have to resubmit any such information for re-approval should it be republished or publicly disclosed in another form.

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10.          Enforcement of Patent Rights.

10.1. Notice. In the event either Party becomes aware of any possible or actual infringement or unauthorized possession, knowledge or use of the Ramot Patents or Joint Patents with respect to Products (collectively, an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.

10.2. Suit by the Company. The Company shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Should the Company elect to bring suit against an infringer and Ramot is joined as party plaintiff in any such suit, Ramot shall have the right to approve the counsel selected by the Company to represent the parties, such approval not to be unreasonably withheld. The expenses of such suit or suits that the Company elects to bring, including any expenses of Ramot incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by the Company and the Company shall hold Ramot free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. The Company shall not compromise or settle such litigation without the prior written consent of Ramot, which consent shall not be unreasonably withheld or delayed. In the event the Company exercises its right to sue pursuant to this Section 10.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all out of pocket costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily involved in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Ramot shall receive an amount equal to [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of such funds and the remaining [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of such funds shall be retained by the Company.

10.3. Suit by Ramot. If the Company does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 10.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to the Company by Ramot of the existence of an Infringement, Ramot may elect to do so. Should Ramot elect to bring suit against an infringer and the Company is joined as party plaintiff in any such suit, the Company shall have the right to approve the counsel selected by Ramot to represent the Parties, such approval not to be unreasonably withheld. The expenses of such suit or suits that Ramot elects to bring shall be paid for entirely by Ramot, other than the expenses of the Company incurred in conjunction with the prosecution of such suits or the settlement thereof, which shall be paid for entirely by the Company. In the event Ramot exercises its right to sue pursuant to this Section 10.3, any sums recovered in such suit or in settlement thereof shall be retained by Ramot.

10.4. Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 10 by the other party for Infringement.

10.5. Cooperation. Each party agrees to cooperate fully in any action under this Section 10 which is controlled by the other party.

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10.6. Standing. If a party lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party. If either party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

11.          Representation; Warranties; Limitation of Liability; Disclaimer.

11.1 Warranty of the Company. The Company warrants that it will comply with, and shall ensure that the agreement with its Affiliates and Sublicensees shall include an undertaking of any of the foregoing to comply with, all local, state, and national laws and regulations relating to the development, manufacture, use, and sale of Products.

11.2 Representations and Warranties by Ramot. Ramot hereby represents and warrants as follows: (i) This Agreement has been duly authorized by all necessary corporate action of Ramot and is a valid and binding obligation of Ramot enforceable against it in accordance with its terms. (ii) To the knowledge of Ramot, at the Effective Date, neither Ramot, nor any other person then acting on its behalf has licensed or granted any rights which contradict those set forth in this Agreement to any person, or agreed to license to any person, the Ramot Technology. (iii) To the knowledge of Ramot, at the Effective Date, no action or proceeding relating to the Ramot Technology is underway or has been threatened in writing against Ramot or the TAU before any court, arbitration board or tribunal or administrative or other governmental agency. (iv) by operation of law or under the terms of their employment or other relationships with TAU or Ramot, and according to agreement between TAU and Ramot, all rights, title and interest in and to the Ramot Patent Rights, vesting in the TAU inventors, are owned by Ramot.

11.3. Disclaimer. SUBJECT TO SECTION 11.2, RAMOT MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE RAMOT TECHNOLOGY OR JOINT TECHNOLOGY OR OTHER SUBJECT MATTER OF THIS AGREEMENT. AMONG OTHER THINGS, RAMOT DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY:

(A)          AS TO THE NOVELTY OR THE COMMERCIAL VALUE OF THE RAMOT TECHNOLOGY OR JOINT TECHNOLOGY (OR ANY PART THEREOF);

(B)          AS TO THE VALIDITY OR SCOPE OF THE RAMOT PATENTS OR JOINT PATENTS;

(C)          OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(D)          THAT THE RAMOT TECHNOLOGY OR JOINT TECHNOLOGY MAY BE EXPLOITED OR USED WITHOUT INFRINGING OTHER PATENTS OR INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.4. Limitation of Liability. Neither party shall be liable to the other party with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services.

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12.          No Liability; Indemnification.

12.1. No Liability. Ramot, TAU, the Principal Investigator, the other members of the TAU team, their affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Ramot Indemnitees”) shall not be liable for the practice or use of any of the Ramot Technology or Joint Technology (or any part thereof) by the Company, its Affiliates or any of their Sublicensees, or with respect to any product, process, or service that is made, used, or sold pursuant to any right or license granted by Ramot to the Company under this Agreement. The foregoing shall not apply to liability arising out of breach of Section 11.2 of this Agreement or fraud or intentional misconduct, provided that in any event, Ramot's total liability under this Agreement shall not exceed the sums received by Ramot from the Company plus the sums payable to Ramot from the Company under this Agreement.

12.2 Indemnity. The Company shall indemnify, defend, and hold harmless the Ramot Indemnitees against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Ramot Indemnitees in connection with any third party claims, suits, actions, demands or judgments (“Claims”) under any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability) resulting from or arising out of the practice or use of any of the Ramot Technology or Joint Technology (or any part thereof) by the Company, its Affiliates or any of their Sublicensees, or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted by Ramot to the Company under this Agreement, other than in the event of a Claim resulting from or arising out of a breach of the representations and warranties by Ramot under this Agreement by Ramot or any fraud or intentional misconduct by any of the Ramot Indemnitees.

12.3 Procedures. If any Ramot Indemnitee receives notice of any Claim, such Ramot Indemnitee shall, as promptly as is reasonably possible, give the Company notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve the Company of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of the Company to respond to or to defend the Ramot Indemnitee against such Claim. Ramot and the Company shall consult and cooperate with each other regarding the response to and the defense of any such Claim and the Company shall, upon its acknowledgment in writing of its obligation to indemnify the Ramot Indemnitee, be entitled to and shall assume the sole defense or represent the interests of the Ramot Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Ramot Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Ramot Indemnitee, such consent not to be unreasonably withheld. Nothing herein shall prevent the Ramot Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

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12.4. Insurance. The Company shall maintain insurance from a reputable insurance company that is reasonably adequate to fulfill any potential obligation to the Ramot Indemnitees under this Section 12, taking into consideration, among other things, the nature of the products or services commercialized. Ramot and TAU shall be added as co-insured parties under such insurance policy. The Company hereby undertakes to comply punctually with all obligations imposed upon it under such policy(ies), including without limitation the obligation to pay in full and punctually all premiums and other payments due under such policy(ies). The Company shall provide Ramot, upon request, with written evidence of such insurance. The Company shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which the Company or any Sublicensee continues to make, use, or sell Products, and thereafter for a period of seven (7) years.

13.          Term and Termination.

13.1. Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 13, shall continue in full force and effect until the expiration of all payment obligations of the Company pursuant to this Agreement.

13.2. Effect of Expiration. Following the expiration of this Agreement pursuant to Section 13.1 (and provided the Agreement has not been earlier terminated pursuant to Section 13.3, in which case Section 13.4 shall apply), (a) the Company shall have a fully-paid up, nonexclusive, worldwide license (with the right to grant sublicenses) under the Ramot Technology and Joint Technology to make, use, offer to sell, sell, and import, export, otherwise transfer physical possession of or otherwise transfer title to Products; and, (b) Ramot shall be free to use the Ramot Technology and the Joint Technology to make, use, offer to sell, sell, and import, otherwise transfer physical possession of or otherwise transfer title to Products and to grant others licenses to do the same, without accounting to the Company.

13.3. Termination.

13.3.1. Termination Without Cause. The Company may terminate this Agreement for any reason upon sixty (60) days prior written notice to Ramot, provided however, that, subject to Section 2.1.2, the Company may not terminate its obligation to fund the Research Notwithstanding the above, the obligation to continue and fund the Research shall terminate in the event that both Parties reach the conclusion that the Research Results are not scientifically viable.

13.3.2. Termination for Default. Without derogating from Ramot’s right to terminate this Agreement under Section 6.5, in the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. For the avoidance of doubt, it is expressly agreed that breach of a payment obligation under the Agreement by the Company shall be deemed to be a material breach of this Agreement and subject to the foregoing provisions.

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13.3.3. Bankruptcy. Ramot may terminate this Agreement upon notice to the Company in the event of the granting of a winding-up order in respect of the Company, or upon an order being granted against the Company for the appointment of a receiver, or if the Company passes a resolution for its voluntary winding-up, or if a temporary or permanent liquidator or receiver is appointed in respect of the Company, or if a temporary or permanent attachment order is granted on the Company's assets, or a substantial portion thereof, or if the Company shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors, or if anything analogous to any of the aforegoing in this section 13.3.3 under the laws of any jurisdiction occurs in respect of the Company; provided that in the case that any such order or act is initiated by any third party, the right of termination shall apply only if such order or act as aforesaid is not cancelled within 90 (ninety) days of the grant of such order or the performance of such act.

13.3.4. Termination by Ramot upon Challenge to Validity of Patents. In addition to the above, Ramot shall be entitled to terminate this Agreement with five (5) business days prior notice to the Company in the event that the Company or its Affiliate brings a Patent Challenge against Ramot. In the event that a Patent Challenge is brought against Ramot by a Sublicensee, Ramot shall be entitled to require that the Company terminate the Sublicense with such Sublicensee within twenty (20) business days after receipt of written notice from Ramot. In the event that the Company does not terminate the Sublicense within twenty (20) business days of Ramot's written request, Ramot shall be entitled to terminate this Agreement.

13.4. Effect of Termination.

13.4.1. Termination of Rights. Upon termination by the Company pursuant to Sections 13.3.1, 13.3.2 hereof or by Ramot pursuant to Sections 6.5, 13.3.2, 13.3.3 or 13.3.4 hereof: (a) the rights and licenses granted to the Company under Section 5 shall terminate; (b) all rights in and to the Ramot Technology and Ramot's rights in the Joint Technology shall revert to Ramot, and the Company and its Sublicensees shall not be entitled to make any further use whatsoever of or practice the Ramot Technology and the Joint Technology, nor shall the Company or its Sublicensees develop, make, have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to Products; and (c) any existing Sublicense shall terminate, all subject to Section 4.2.2.2.

13.4.2. Accruing Obligations. Termination of this Agreement shall not relieve the parties of obligations occurring prior to such termination, including obligations to pay amounts accruing hereunder up to the date of termination. Without limiting the generality of the foregoing, the Company shall be obligated to pay all patent related expenses with respect to patent activities occurred prior to the termination date.

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13.4.3. Transfer of Regulatory Filings and Know How. In the event the Company terminates this Agreement pursuant to Section 13.3.1 or Ramot terminates this Agreement pursuant to Section 6.5, 13.3.2, 13.3.3 or 13.3.4, the Company shall assign and transfer to Ramot: (i) all documents and other materials filed by or on behalf of the Company, its Affiliates and its Sublicensees with regulatory agencies in furtherance of applications for regulatory approval in the relevant country with respect to Products; and (ii) all intellectual property, Know-how, inventions, conceptions, compositions, materials, methods, processes, data, information, records, results, studies and analyses, discovered or acquired by, or on behalf of the Company its Affiliates and its Sublicensees which relate directly to actual or potential Products.

13.4.4. Assignment of the Company's rights in the Joint Technology. In the event the Company terminates this Agreement (in whole or in part) pursuant to Section 13.3.1 or Ramot terminates this Agreement pursuant to Section 6.5, 13.3.2, 13.3.3 or 13.3.4, the Company shall take all action reasonably necessary, including, without limitation, the execution of any document, to assign to Ramot all of its interest in the Joint Technology.

13.4.5 In the event that Ramot commercializes any of the rights assigned pursuant to Section 13.4.3 and 13.4,4 ("Assigned Company IP"), through a license or otherwise, Ramot shall pay the Company a royalty equal to [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of Net Ramot Receipts as defined below up to a maximum amount equal to [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of the costs actually incurred by the Company in the performance of the Commercialization and Development Plan as documented in the Company's formal records. Such royalty shall be paid by Ramot on a quarterly basis, within thirty days of the end of the calendar quarter in which the Net Ramot Receipts were received. For purposes of this Section 12.4.5, the following terms shall have the following meanings:

(a) “Net Ramot Receipts” shall mean Ramot Receipts less Ramot Expenses;

(b) “Ramot Receipts” shall mean all amounts in cash and other consideration actually received by Ramot from the grant of a license under the Assigned Company IP, provided that in the event that Ramot receive non-monetary consideration in connection with a license, or in the case of transactions not at arm’s length, Ramot Receipts shall be calculated based on the fair market value of such consideration or transaction; and

(c) “Ramot Expenses” shall mean (i) all out-of-pocket expenses and professional fees, including legal fees, patent agent fees and fees paid to other experts, incurred by Ramot in connection with: (a) the filing, prosecution, maintenance or enforcement of any patent application or patent covering or included in the Assigned Company IP; (b) the preparation, negotiation, execution and/or enforcement of any license agreement relating to Assigned Company IP and (ii) payments actually incurred by Ramot (including customary overhead) in accordance with detailed budgets and research workplans included in, sponsored research or research and license agreements relating to the Assigned Company IP.

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Section 7 of this Agreement shall apply mutatis mutandis in connection with payments made under this Section 12.4.3 and shall survive the termination hereof by reference herein.

13.5. Survival. The parties’ respective rights, obligations and duties under Sections 3 (Title), 8.3 (Payment Currency), 8.4 (Records), 8.5 (Audited Report), 8.6 (Late Payments), 8.7 (Payment Methods), 8.8 (VAT; Withholding and Similar Taxes), 9 (Confidential Information), 11 (Representation; Warranties; Disclaimer), 12 (No Liability; Indemnification), 13.2 (Effect of Expiration), 13.4 (Effect of Termination), 14.2 (Publicity Restrictions), 14.3 (Notices) and 14.4 (Governing Law and Jurisdiction), as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

14.          Miscellaneous.

14.1. Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

14.2. Publicity Restrictions. Subject to Section 9.1.3, the Company and its Sublicensees shall not use the name or logo of Ramot, TAU or any of their trustees, officers, faculty, researchers, students, employees, or agents, or any adaptation of such names, in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement without the prior written consent of Ramot.

14.3. Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 14.3:

If to the Company:
If to Ramot:	Ramot at Tel Aviv University Ltd. P.O. Box 39296 Tel Aviv 6139001 Israel Attn: CEO Fax: 972-3-640-6675

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Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile, one business day after transmission or dispatch; (iii) by airmail, seven (7) business days after delivery to the postal authorities by the party giving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

14.4. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the application of principles of conflicts of law, except for matters of patent law, which, other than for matters of inventorship on patents, shall be governed by the patent laws of the relevant country of the patent. The parties hereby consent to personal jurisdiction in Israel and agree that the competent court in Tel Aviv, Israel shall have sole jurisdiction over any and all matters arising from this Agreement, except that Ramot may bring suit against the Company in any other jurisdiction outside Israel in which the Company has assets or a place of business.

14.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

14.6. Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

14.8. Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.9. No Agency or Partnership. Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute either party as agents for each other or as partners with each other or any third party.

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14.10. Assignment and Successors. The Company will not be entitled to assign or encumber all or any of its rights or obligations under this Agreement to any other entity without the prior written consent of Ramot. Notwithstanding the foregoing, (1) the Company shall be entitled to assign as a whole its entire rights and obligations under this Agreement to a successor entity in a merger or acquisition transaction, provided that (i) the assignee undertakes in writing to assume and perform all of the Company's obligations under this Agreement, and (ii) Ramot shall not, as a result of such assignment, be subject to any additional financial or legal obligation that would not have applied to Ramot but for such assignment, including without limitation, any additional tax, impost, fee or deduction on payments made to Ramot pursuant to this Agreement; and (2) the Company shall be entitled to assign all of its rights and obligations under this Agreement to an Affiliate, including Brain Bright Ltd., a wholly owned subsidiary of the Company, provided however, that in the event of such assignment, the Affiliate or Brain Bright Ltd., as applicable, will agree in writing to be bound by the terms of this Agreement as an original party hereto.

14.11. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.12. Interpretation. The parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

14.13. Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

14.14 Further Assurances. Ramot shall for no additional consideration or payment perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby, including without limitation, the execution of any forms or letters to any patent office in order to register Company's rights hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Ramot at Tel-Aviv University	/s/ Therapix BioSciences Ltd.

By:	/s/ Shlomo Nimrodi	By:
Name:	Shlomo Nimrodi	Name:
Title:	CEO	Title:

By:	/s/ Keren Primor Cohen
Name:	Keren Primor Cohen
Title:	VP General Counsel

I acknowledge and agree to the terms of this Agreement.

/s/ Yasef Sane
Principal Investigator

Exhibit A - Development and Commercialization Plan

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

Exhibit B - Development milestones

Entering Phase 1 - [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] Effective Date

Entering Phase 2 - [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] Phase 1

Entering Phase 3 - [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] Phase 2

Exhibit C – Ramot Know How

(1) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

(2) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

a) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION].

b) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION].

Exhibit D – Ramot Patents

Ramot Ref	Title	Inventors	Country	Application Date	Application No.	Status	Continuity

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

Exhibit E – Research Plan

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

Exhibit F - payment schedule

1)	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] - upon commencement of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]following the effective date

2)	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] - upon commencement of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]following the effective date

3)	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] - upon commencement of the [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] following the effective date